EXHIBIT 99

                   THE FIRST AMERICAN FINANCIAL CORPORATION


                                                  Contact:  Thomas A. Klemens
                                                  Chief Financial Officer
                                                  (714) 558-3211, ext. 7442


                   THE FIRST AMERICAN FINANCIAL CORPORATION
                       ANNOUNCED SHAREHOLDER RIGHTS PLAN


SANTA ANA, CALIFORNIA, OCTOBER 23, 1997 - The First American Financial Corporation (NYSE: FAF) announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to enhance the Board's ability to prevent a hostile acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire the Company by means of the unfair and abusive takeover tactics that are prevalent in many unsolicited takeover attempts. The Rights Plan will help guard against partial tender offers, squeezeouts, open market accumulations and other strong-arm tactics designed to gain control of the Company without paying all shareholders an appropriate control premium. The Rights Plan is not being adopted in response to any specific effort to acquire control of the Company, and the Company is not aware of any such effort.

     Under the Rights Plan, after the close of business on November 15, 1997, each holder of the Company's Common Shares, $1 par value, will receive a dividend distribution of one Right for each Common Share held. Each Right entitles the holder thereof to buy a Preferred Share Fraction equal to 1/100,000 of a share of Series A Junior Participating Preferred Shares of the Company at an exercise price of $265.00 per Preferred Share Fraction. Each Preferred Share Fraction is designed to be equivalent in voting and dividend rights to one Common Share.

     The Rights will be exercisable and will trade separately from the Common Shares only if a person or group, with certain exceptions, acquires beneficial ownership of 15% or more of the Company's Common Shares or commences a tender or exchange offer that would result in such person or group beneficially owning 15% or more of the Common Shares then outstanding. Prior to this time, the Rights will not trade separately from the Common Shares. The Company may redeem the Rights at $0.001 per Right at any time prior to the occurrence of one of these events. All Rights expire on October 23, 2007.

     Each Right will entitle its holder to purchase, at the Right's then-current exercise price, Preferred Share Fractions (or other securities of
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The First American Financial Corporation) having a value of twice the Right's exercise price. This amounts to the right to buy Preferred Share Fractions of the Company at half price. Rights owned by the party triggering the exercise of Rights will be void and therefore will not be exercisable.

     In addition, if, after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which the Company's Common Shares are changed or converted, or if the Company sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, common stock of such other person (or its parent) having a value of twice the Right's exercise price.

     Details of the Shareholder Rights Plan will be mailed to shareholders in the near future.

     The First American Financial Corporation, based in Santa Ana, California, is the nation's leading provider of real estate-related financial and information services. The company's subsidiaries include First American Title Insurance Company, a national and international title insurer; First American Real Estate Information Services, Inc., which offers tax monitoring, credit reporting, flood certification, mortgage loan servicing systems, appraisal services, mortgage document preparation and field inspection services nationally; First American Home Buyers Protection Corporation, a home warranty company; and First American Capital Management, an investment advisory firm. The company also operates First American Trust Company and First Security Thrift Company in Southern California. First American Financial has more than 10,000 employees in over 400 branch offices in the United States and abroad. Information about the company's subsidiaries and an archive of its press releases can be found at http://www.firstam.com on the Internet.

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